Exhibit 99.1

For Immediate Release	Contact:	Scot Hoffman
May 4, 2016		(973)802-2824

Prudential Financial, Inc.

Announces First Quarter 2016 Results

•	After-tax adjusted operating income of $997 million, or $2.18 per Common share, compared to $2.79 per Common share for year-ago quarter.

•

Current quarter adjusted operating income includes a pre-tax charge of $53 million in Individual Annuities to reflect the impact of market performance on deferred policy acquisition and other costs and reserves for guaranteed death and income benefits, with an unfavorable impact of approximately 8 cents per Common share.

•

For the year-ago quarter, adjusted operating income includes a net benefit to Individual Annuities results from an updated estimate of profitability reflecting market performance and a charge for integration costs in Individual Life for the acquired Hartford business, resulting in a net favorable impact of approximately 14 cents per Common share.

First Quarter Highlights

•

Individual Annuities current quarter gross sales of $2.0 billion include $1.3 billion of variable annuities without retained exposure to equity market related living benefit guarantees, reflecting our risk diversification strategies.

•

Retirement account values of $371.8 billion at March 31, compared to $365.3 billion a year earlier. Gross deposits and sales for the quarter of $8.7 billion included five full service case wins over $100 million and $1.6 billion of new investment only stable value business. Net sales of $648 million for the quarter.

•

Asset Management total assets under management surpass the $1 trillion milestone at March 31. Unaffiliated third party institutional and retail assets under management up 4% from a year earlier to $487.1 billion at March 31. Net outflows excluding money market of $3.1 billion for the quarter.

•	U.S. Individual Life sales, based on annualized new business premiums, of $145 million, up 17% from the year-ago quarter.

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•	Group Insurance sales of $311 million in current quarter, nearly double year-ago quarter new business. Total benefits ratio more favorable than year-ago quarter and within long term expected range.

•

International Insurance constant dollar basis sales of $781 million for the current quarter, up 12% from the year-ago quarter. Completed acquisition in March of indirect 40% ownership interest in AFP Habitat, a leading provider of retirement services in Chile.

•	Returned approximately $700 million to shareholders through Common stock repurchases and dividends.

•	Net income attributable to Prudential Financial, Inc. for first quarter 2016 of $1.336 billion, or $2.93 per Common share.

•	Other financial highlights:

•

Excluding net changes in value relating to foreign currency exchange rate remeasurement reflected in net income or loss and currency translation adjustments corresponding to realized investment gains and losses, book value per Common share excluding total accumulated other comprehensive income amounted to $75.46 at March 31, 2016, an increase of $1.87 from December 31, 2015 after payment of a quarterly Common Stock dividend of 70 cents per share.

•

Excluding holdings of the Closed Block division, net unrealized gains on general account fixed maturity investments of $34.6 billion at March 31, 2016 compared to $23.7 billion at December 31, 2015; gross unrealized losses of $2.2 billion at March 31, 2016, compared to $3.4 billion at December 31, 2015.

•

During the first quarter of 2016, the Company acquired 5.4 million shares of its Common Stock at a total cost of $375 million, for an average price of $69.38 per share, under the December 2015 authorization by Prudential’s Board of Directors to repurchase at management’s discretion up to $1.5 billion of the Company’s outstanding Common Stock during the period from January 1, 2016 through December 31, 2016. From the commencement of repurchases in July 2011, through March 31, 2016, the Company has acquired 70.4 million shares of its Common Stock at a total cost of $4.8 billion, for an average price of $67.79 per share.

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported after-tax adjusted operating income of $997 million ($2.18 per Common share) for the first quarter of 2016, compared to $1.298 billion ($2.79 per Common share) for the year-ago quarter. Net income attributable to Prudential Financial, Inc. was $1.336 billion ($2.93 per Common share) for the first quarter of 2016, compared to $2.036 billion ($4.37 per Common share) for the year-ago quarter.

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Information regarding adjusted operating income, a non-GAAP measure, is provided below.

“While first quarter results were adversely affected by macro environment headwinds and fluctuations in variable items which included non-coupon investment returns, our business performance remained solid. Sales and flows were mixed, with double digit sales growth in our international and U.S. protection businesses and positive net flows in Retirement, offset by net outflows in Asset Management. In our Annuities business, our recapture of living benefit risks from our reinsurance captive on April 1 marked a major milestone in our move to house all of the product risks together in our statutory entities, a key part of our strategic priority to reduce complexity and volatility in our businesses and increase transparency. Further, we strengthened our international footprint with the closing in March of our acquisition of an indirect interest in AFP Habitat, a leading provider of retirement services in Chile. We returned approximately $700 million to shareholders through share repurchases and our quarterly Common stock dividend and funded our Chilean investment during the quarter while maintaining our capital capacity at a level not meaningfully different than what we reported at year end. We remain confident that we will continue to execute on our key strategies including delivery of superior returns and strong cash flows,” said Chairman and Chief Executive Officer John Strangfeld.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measure,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

Results of Ongoing Operations

The Company’s ongoing operations include the U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance divisions, as well as Corporate and Other Operations. In the following business-level discussion, adjusted operating income refers to pre-tax results.

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $712 million for the first quarter of 2016, compared to $1.018 billion in the year-ago quarter.

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The Individual Annuities segment reported adjusted operating income of $328 million in the current quarter, compared to $529 million in the year-ago quarter. Current quarter results include a charge of $53 million, and results for the year-ago quarter included a benefit of $106 million, in each case reflecting an updated estimate of profitability for this business driven by market performance in relation to our assumptions. Excluding the effect of the foregoing items, results for the Individual Annuities segment decreased $42 million from the year-ago quarter. This decrease reflects lower asset-based fees driven by a decline in average variable annuity account values, higher expenses, and a lower contribution from net investment results including current quarter returns on non-coupon investments modestly below our average expectations.

The Retirement segment reported adjusted operating income of $219 million for the current quarter, compared to $284 million in the year-ago quarter. The decrease reflected lower contributions from net investment results and pension risk transfer case experience, together with lower fees and higher expenses. The contribution from net investment results was $36 million below the year-ago quarter, with current quarter returns on non-coupon investments about $40 million below our average expectations. The current quarter contribution to results from pension risk transfer case experience, while less favorable than the level of the year-ago quarter, was approximately $20 million greater than our average quarterly expectations.

The Asset Management segment reported adjusted operating income of $165 million for the current quarter, compared to $205 million in the year-ago quarter. The decrease reflected a $25 million lower contribution from the segment’s incentive, transaction, strategic investing and commercial mortgage activities, which amounted to $22 million for the current quarter. The remainder of the decrease came primarily from lower asset management fees driven by lower average equity assets under management, which was partly offset by higher fees from management of third-party fixed income assets.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $146 million for the first quarter of 2016, unchanged from $146 million in the year-ago quarter.

The Individual Life segment reported adjusted operating income of $120 million for the current quarter, compared to $116 million in the year-ago quarter. Results for the year-ago quarter included $9 million of integration costs related to the Company’s acquisition of The Hartford’s

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individual life insurance business on January 2, 2013. Excluding these integration costs, results decreased $5 million from the year-ago quarter, reflecting higher expenses. The net contribution to current quarter results from claims experience, inclusive of reinsurance, associated reserve updates and amortization was essentially unchanged from the year-ago quarter but about $35 million below our average expectations. The contribution from net investment results in the current quarter was also essentially unchanged from the year ago quarter. Lower returns on non-coupon investments, which were about $10 million below our average expectations, were offset by the impact of a larger investment base.

The Group Insurance segment reported adjusted operating income of $26 million in the current quarter, compared to $30 million in the year-ago quarter. The decrease reflected a $14 million lower contribution from investment results and higher expenses in the current quarter, which together more than offset more favorable underwriting results driven by group life. Current quarter investment results include returns on non-coupon investments approximately $10 million below our average expectations.

The International Insurance segment reported adjusted operating income of $779 million for the first quarter of 2016, compared to $834 million in the year-ago quarter.

Adjusted operating income of the segment’s Life Planner operations was $410 million for the current quarter, compared to $439 million in the year-ago quarter. The decrease reflected less favorable claims experience, higher expenses, and a lower contribution from net investment results in the current quarter, which together essentially offset the benefit of continued business growth. In addition, foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had an unfavorable impact of $30 million in comparison to the year-ago quarter. The net contribution to results from claims experience for the current quarter, which was essentially consistent with our average expectations, was approximately $15 million below the level of the year-ago quarter. Current quarter net investment results included returns on non-coupon investments modestly below our average expectations.

The segment’s Gibraltar Life and Other operations reported adjusted operating income of $369 million for the current quarter, compared to $395 million in the year-ago quarter. The decrease reflected a lower contribution from net investment results, which included current quarter returns on non-coupon investments approximately $20 million below our average expectations.

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The lower contribution from net investment results essentially offset the benefit of business growth including the initial contribution from the Company’s indirect investment acquired on March 2, 2016 in AFP Habitat, and more favorable claims experience in the current quarter. In addition, foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had an unfavorable impact of $28 million in comparison to the year-ago quarter.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $312 million in the first quarter of 2016, compared to a loss of $253 million in the year-ago quarter. The increased loss came primarily from higher net expenses in the current quarter and a lower contribution from investment income.

Assets under management amounted to $1.218 trillion at March 31, 2016, compared to $1.184 trillion at December 31, 2015.

Net income attributable to Prudential Financial, Inc. amounted to $1.336 billion for the first quarter of 2016, compared to $2.036 billion for the year-ago quarter.

Current quarter net income includes $338 million of pre-tax net realized investment gains and related charges and adjustments. The foregoing net gains include net pre-tax gains of $282 million from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products, and $168 million primarily from net increases in the market value of derivatives used in risk management activities including asset and liability duration management. The foregoing gains were partly offset by pre-tax losses of $106 million from impairments and sales of credit-impaired investments, and $6 million from the net impact of other portfolio and related activities.

Net income for the current quarter reflects pre-tax increases of $216 million in recorded asset values and $130 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent mark-to-market adjustments.

Net income for the current quarter also reflects pre-tax losses of $42 million from divested businesses, primarily reflecting results of the Closed Block division.

Net income for the year-ago quarter included $1.051 billion of pre-tax net realized investment gains and related charges and adjustments, including pre-tax gains of $417 million mainly from interest rate driven net increases in the market value of derivatives used in risk

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management activities including asset and liability duration management, $265 million from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products, and $400 million from the net impact of other portfolio and related activities. The foregoing gains were partly offset by pre-tax losses of $31 million from impairments and sales of credit-impaired investments.

Excluding holdings of the Closed Block division, gross unrealized losses on general account fixed maturity investments at March 31, 2016 amounted to $2.203 billion, including $1.627 billion on high and highest quality securities based on NAIC or equivalent ratings, and amounted to $3.398 billion at December 31, 2015. Net unrealized gains on these investments amounted to $34.566 billion at March 31, 2016, compared to $23.739 billion at December 31, 2015.

Forward-Looking Statements and Non-GAAP Measure

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets; (2) the availability and cost of additional debt or equity capital or external financing for our operations; (3) interest rate fluctuations or prolonged periods of low interest rates; (4) the degree to which we choose not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies we do implement; (5) any inability to access our credit facility; (6) reestimates of our reserves for future policy benefits and claims; (7) differences between actual

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experience regarding mortality, morbidity, persistency, utilization, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) changes in our assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (9) changes in assumptions for our pension and other postretirement benefit plans; (10) changes in our financial strength or credit ratings; (11) statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX and Guideline AXXX; (12) investment losses, defaults and counterparty non-performance; (13) competition in our product lines and for personnel; (14) difficulties in marketing and distributing products through current or future distribution channels; (15) changes in tax law; (16) economic, political, currency and other risks relating to our international operations; (17) fluctuations in foreign currency exchange rates and foreign securities markets; (18) regulatory or legislative changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the U.S. Department of Labor’s fiduciary rules; (19) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (20) adverse determinations in litigation or regulatory matters, and our exposure to contingent liabilities, including related to the remediation of certain securities lending activities administered by the Company; (21) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (22) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (23) possible difficulties in executing, integrating and realizing projected results of acquisitions, divestitures and restructurings; (24) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (25) changes in statutory or U.S. GAAP accounting principles, practices or policies; and (26) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

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Adjusted operating income is a non-GAAP measure of performance. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which are presented as a separate component of net income under GAAP, are also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the adjustments made to derive adjusted operating income are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income to income from continuing operations in accordance with GAAP.

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The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2015, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historic information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, May 5, 2016 at 11 a.m. ET, to discuss with the investment community the Company’s first quarter results. The conference call and an accompanying slide presentation will be broadcast live over the Company’s Investor Relations Web site at www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through May 20. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0819 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on May 5, through May 12, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 383123.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with over $1 trillion of assets under management as of March 31, 2016, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.

Financial Highlights

(in millions, unaudited)

	Three Months Ended March 31
	2016	2015
Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$5,577	$5,913
Policy charges and fee income	1,511	1,554
Net investment income	3,017	3,005
Asset management fees, commissions and other income	1,187	1,335

Total revenues	11,292	11,807

Benefits and expenses:
Insurance and annuity benefits	5,984	6,216
Interest credited to policyholders’ account balances	907	884
Interest expense	325	317
Other expenses	2,751	2,645

Total benefits and expenses	9,967	10,062

Adjusted operating income before income taxes	1,325	1,745
Income taxes, applicable to adjusted operating income	328	447

After-tax adjusted operating income (1)	997	1,298

Reconciling Items:
Realized investment gains, net, and related charges and adjustments	338	1,051
Investment gains on trading account assets supporting insurance liabilities, net	216	83
Change in experience-rated contractholder liabilities due to asset value changes	(130)	(197)
Divested businesses:
Closed Block division	(73)	(22)
Other divested businesses	31	75
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	25	13

Total reconciling items, before income taxes	407	1,003
Income taxes, not applicable to adjusted operating income	40	252

Total reconciling items, after income taxes	367	751

Income from continuing operations (after-tax) before equity in earnings of operating joint ventures	1,364	2,049
Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	(28)	(13)

Income from continuing operations attributable to Prudential Financial, Inc.	1,336	2,036
Earnings attributable to noncontrolling interests	33	10

Income from continuing operations (after-tax)	1,369	2,046
Income from discontinued operations, net of taxes	—	—

Net income	1,369	2,046
Less: Income attributable to noncontrolling interests	33	10

Net income attributable to Prudential Financial, Inc.	$1,336	$2,036

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended March 31
	2016	2015
Earnings per share of Common Stock (diluted):

After-tax adjusted operating income	$2.18	$2.79
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	0.75	2.27
Investment gains (losses) on trading account assets supporting insurance liabilities, net	0.48	0.18
Change in experience-rated contractholder liabilities due to asset value changes	(0.29)	(0.43)
Divested businesses:
Closed Block division	(0.16)	(0.05)
Other divested businesses	0.07	0.16
Difference in earnings allocated to participating unvested share-based payment awards	(0.01)	(0.02)

Total reconciling items, before income taxes	0.84	2.11
Income taxes, not applicable to adjusted operating income	0.09	0.53

Total reconciling items, after income taxes	0.75	1.58

Income (loss) from continuing operations (after-tax) attributable to Prudential Financial, Inc.	2.93	4.37
Income from discontinued operations, net of taxes	—	—

Net income (loss) attributable to Prudential Financial, Inc.	$2.93	$4.37

Weighted average number of outstanding Common shares (basic)	445.3	454.3

Weighted average number of outstanding Common shares (diluted)	453.2	463.0

Earnings related to interest, net of tax, on exchangeable surplus notes	$4	$4

Earnings allocated to participating unvested share-based payment awards for earnings per share calculation:
After-tax adjusted operating income	$11	$12
Income from continuing operations (after-tax)	$14	$19

Attributed Equity (as of end of period):

Total attributed equity	$49,242	$45,044
Per share of Common Stock - diluted (2)	109.66	98.16
Attributed equity excluding accumulated other comprehensive income	$30,176	$27,292
Per share of Common Stock - diluted	67.36	59.52
Number of diluted shares at end of period	448.0	458.5

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$328	$529
Retirement	219	284
Asset Management	165	205

Total U.S. Retirement Solutions and Investment Management Division	712	1,018

Individual Life	120	116
Group Insurance	26	30

Total U.S. Individual Life and Group Insurance Division	146	146

International Insurance	779	834

Total International Insurance Division	779	834

Corporate and Other operations	(312)	(253)

Adjusted operating income before income taxes	1,325	1,745

Reconciling Items:
Realized investment gains, net, and related charges and adjustments	338	1,051
Investment gains on trading account assets supporting insurance liabilities, net	216	83
Change in experience-rated contractholder liabilities due to asset value changes	(130)	(197)
Divested businesses:
Closed Block division	(73)	(22)
Other divested businesses	31	75
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	25	13

Total reconciling items, before income taxes	407	1,003

Income from continuing operations before income taxes and equity in earnings of operating joint ventures for Prudential Financial, Inc.	$1,732	$2,748

See footnotes on last page.

Financial Highlights

(in millions, or as otherwise noted, unaudited)

	Three Months Ended March 31
	2016	2015
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$2,017	$2,227

Net sales	$238	$31

Total account value at end of period	$152,733	$161,127

Retirement Segment:

Full Service:

Deposits and sales	$6,656	$6,314

Net additions	$1,370	$85

Total account value at end of period	$190,953	$188,145

Institutional Investment Products:

Gross additions	$2,061	$969

Net withdrawals	$(722)	$(2,526)

Total account value at end of period	$180,819	$177,120

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$403.6	$380.9
Retail customers	198.6	198.4
General account	400.8	382.4

Total Investment Management and Advisory Services	$1,003.0	$961.7

Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$12.5	$16.8

Net additions (withdrawals), other than money market	$(2.6)	$3.7

Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$10.2	$13.1

Net additions (withdrawals), other than money market	$(0.5)	$4.0

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (3):
Term life	$48	$49
Guaranteed Universal life	51	40
Other Universal life	20	17
Variable life	26	18

Total	$145	$124

Group Insurance Annualized New Business Premiums (3):
Group life	$232	$131
Group disability	79	31

Total	$311	$162

International Insurance Division:

International Insurance Annualized New Business Premiums (3) (4):
Actual exchange rate basis	$744	$673

Constant exchange rate basis	$781	$695

See footnotes on last page.

Financial Highlights

(in billions, as of end of period, unaudited)

	Three Months Ended March 31
	2016	2015
Assets and Asset Management Information:

Total assets	$773.0	$778.5

Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$1,003.0	$961.7
Non-proprietary assets under management	167.0	195.8

Total managed by U.S. Retirement Solutions and Investment Management Division	1,170.0	1,157.5
Managed by U.S. Individual Life and Group Insurance Division	25.1	23.7
Managed by International Insurance Division	22.8	22.5

Total assets under management	1,217.9	1,203.7
Client assets under administration	170.5	159.3

Total assets under management and administration	$1,388.4	$1,363.0

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; earnings attributable to noncontrolling interests; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Book value per share of Common Stock including accumulated other comprehensive income as of March 31, 2015 includes a $500 million increase in equity and a 5.5 million increase in diluted shares reflecting the dilutive impact of exchangeable surplus notes when book value per share is greater than $90.85, and as of March 31, 2016 includes a $500 million increase in equity and a 5.6 million increase in diluted shares reflecting the dilutive impact of exchangeable surplus notes when book value per share is greater than $88.90.
(3)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.
(4)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 106 per U.S. dollar and Korean won 1100 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.